Exhibit 99.1

For Immediate Release

Contact:

Crescendo Communications, LLC
David Waldman or Klea Theoharis
Tel: (212) 671-1020
E-mail: sgla@crescendo-ir.com

Sino Green Land Achieves 34% Revenue Growth
for the 6 Months Ended June 30, 2009

Generates $1.6 Million of Net Income for the Second Quarter of 2009

New York and Guangzhou, China – August 17, 2009 – Sino Green Land Corporation (OTCBB: SGLA), a leading distributor of high-end fruits and vegetables in China, today reported financial results for the second quarter and six months ended June 30, 2009.

Mr. Anson Fong, Chairman, stated, “Since founding our company in 2003, we sought to build an efficient and scalable platform for the distribution of high-end fruits and vegetables across China, and believe that our compound annual growth rate of over 70% in the last three years alone is indicative of our success. We achieved this growth through the establishment of co-operative structures with farmers across China that enable us to lock in guaranteed supply by providing them an outlet for their produce. We also provide these farmers with valuable support, such as introducing new fruit species, providing technologies to help increase crop yield, and supporting the use of eco-friendly and human safe pesticides and fertilizers.”

“The second component of our strategy was to leverage our expertise to build out our distribution channels. We distribute products in two large, key markets: the Guangzhou YunCheng wholesale market, which has an annual apple sales volume of over 250,000 tons; and the Beijing Xinfadi wholesale market, which has an annual apple turnover of approximately 300,000 tons. In addition, we currently focus on three key high end products that include Fuji apples, emperor bananas and tangerine oranges. We chose these fruits due to the strong and growing demand for these premium items. For instance, Fuji apples are currently sold at a rate of 27 million tons per year in China. We plan to further diversify our revenue and enhance profitability through expanded distribution as well as increased exports of higher margin premium fruits.”

“China’s Ministry of Agriculture is committed to increasing the availability of environmentally friendly and healthy food, and provides support to agricultural companies through its subsidiary, the China Green Food Association. China’s Ministry of Agriculture has invested significant capital since 1990 to create official green food standards, and there are now over 6,000 association members that have reached these standards on over 17,000 food items. As a council member of the China Green Food Association, Sino Green Land is uniquely positioned to distribute green food products for the association’s members, providing us direct access to expand into the green food arena, a category of healthy and environmentally friendly foods whose price points are 15-20% higher than conventional produce in China. We view this as a new source of high margin revenue growth going forward.”

“We experienced severe weather patterns in the first quarter of 2008, which deferred a high portion of our sales to the second quarter of 2008. As a result, our year-over-year growth rate for the six months ended June 30th was more representative of our overall performance than the second quarter alone. We are pleased to report revenue growth of 34% for the six months ended June 30, 2009 versus the same period last year. Looking ahead, we plan to maintain strong double digit revenue growth and further enhance our margins, while continuing to generate very strong cash flow. We are extremely excited about the near and long-term opportunities for the company, and look forward to maximizing value for our shareholders, given our new status as a public company in the U.S.”

Revenue for the three months ended June 30, 2009 was $21.8 million, as compared to $22.2 million for the three months ended June 30, 2008. Gross profit was $2.4 million for the three months ended June 30, 2009, as compared to $2.5 million for the three months ended June 30, 2008, representing gross margin of approximately 11.0% and 11.4%, respectively. Net income for the three months ended June 30, 2009 was $1.6 million, or $0.02 per diluted share, compared to net income of $1.7 million for the same period last year, prior to the company’s reverse merger.

Revenue for the six months ended June 30, 2009 was $40.3 million, as compared to $30.0 million for the six months ended June 30, 2008. Gross profit was $4.5 million for the six months ended June 30, 2009, as compared to $3.6 million for the three months ended June 30, 2008, representing gross margin of approximately 11.2% and 11.9%, respectively. The decline in gross margin year-over-year was due to the pre-payment of certain sales commissions during the first six months of 2009 that were not paid out in the comparable period in 2008, but rather in the second half of 2008. Net income for the six months ended June 30, 2009 was $1.9 million, or $0.02 per diluted share, compared to net income of $2.4 million for the same period last year, prior to the company’s reverse merger. . Net income for the six months ended June 30, 2009 included approximately $0.8 million of one-time expenses related to the reverse merger that took place in the first quarter of 2009.

As of June 30, 2009, the company had cash and cash equivalents of $627,605 and shareholders’ equity of $17.8 million.

About Sino Green Land Corporation

Sino Green Land Corporation is a leading agricultural distributor of high end fruits and vegetables in the People’s Republic of China. Since its inception in 2003, Sino Green Land has grown from a small distributor of various produce to become a large distributor of high end fruits such as: Fuji apples, emperor bananas and tangerine oranges. In the process, Sino Green Land has built a solid reputation, a sophisticated supply chain and a distribution network that stretches from Beijing to Guangzhou.

Safe Harbor Statement

This press release may contain forward-looking statements. Such statements include, among others, those concerning the company’s expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” “targets,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to the company’s ability to overcome competition in its market; the impact that a downturn or negative changes in the price of the company’s products could have on its business and profitability; the company’s ability to simultaneously fund the implementation of its business plan and invest in new projects; economic, political, regulator y, legal and foreign exchange risks associated with international expansion; or the loss of key members of the company’s senior management; any of the factors and risks mentioned in the “Risk Factors” sections of the Company’s amended current report on Form 8-K/A filed on April 24, 2009. The Company assumes no obligation, and does not intend, to update any forward-looking statements, except as required by law.

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009 AND DECEMBER 31, 2008
(UNAUDITED)

	June 30, 2009	December 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$627,605	$544,860
Accounts receivable, net	225,852	200,731
Advances to suppliers	485,344	497,568
Due from related parties	241,574	352,799
Inventories	15,501	16,931
Other current assets	333,929	58,046
Total Current Assets	1,929,805	1,670,934

Property and Equipment, net	99,841	139,765
Long-term Prepayments	18,891,915	16,258,707
Total Assets	$20,921,561	$18,069,406

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,087,064	$1,529,787
Advances from customers	48,739	56,443
Due to related parties	384,501	129,444
Due to shareholders	105,047	-
Convertible debenture	483,494	313,627
Total Current Liabilities	3,108,846	2,029,300

Shareholders’ Equity
Preferred stock, $0.001 par value, 20,000,000 shares authorized, 0 shares issued and outstanding as of June 30, 2009 and December 31, 2008	-	-
Common stock, $0.001 par value, 780,000,000 shares authorized, 87,480,593 and 81,648,554 issued and outstanding as of June 30, 3009 and December 31, 2008	87,481	81,649
Additional Paid-in capital	5,413,520	5,419,351
Other comprehensive income	908,745	1,075,973
Retained earnings	11,402,970	9,463,134
Total shareholders’ equity	17,812,716	16,040,107
Total Liabilities and Stockholders’ Equity	$20,921,561	$18,069,406

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$21,775,636	$22,168,860	$40,306,199	$30,011,571

Cost of goods sold	19,389,024	19,648,340	35,796,603	26,441,705

Gross profit	2,386,612	2,520,520	4,509,596	3,569,866

Operating expenses
Selling expenses	838,796	305,668	1,237,851	526,474
General and administrative expenses	372,528	537,898	1,309,480	628,218
Total operating expenses	1,211,324	843,566	2,547,331	1,154,692

Operating income	1,175,288	1,676,954	1,962,265	2,415,174

Other income(expense)
Interest income (expenses), net	-	(2,027)	(22,500)	(1,650)
Beneficial conversion feature expense	125,000	-	-	-
Others, net	284,320	(453)	72	(453)
Total other income	409,320	(2,480)	(22,428)	(2,103)

Net income	1,584,608	1,674,473	1,939,837	2,413,070

Other comprehensive income (loss)
Foreign currency translation gain (loss)	(140,287)	90,995	(167,228)	122,505

Comprehensive income	$1,444,322	$1,765,469	$1,772,609	$2,535,576

Net income per share
Basic	$0.019	$1.005	$0.023	$1.448
Diluted	$0.018	$1.005	$0.023	$1.448

Weighted average number of shares outstanding
Basic	85,466,388	1,666,297	84,396,563	1,666,297
Diluted	86,017,744	1,666,297	84,947,919	1,666,297

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008
(UNAUDITED)

	June 30,
	2009	2008
Cash flows from operating activities
Net income	$1,939,837	$2,413,070
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	42,088	40,484
Amortization	423,991	137,975
Decrease / (Increase) in current assets
Accounts receivable	(25,338)	(51,182)
Inventories	1,410	15,828
Advances to suppliers	11,658	(30,475)
Other current assets	(275,851)	(95,741)
Increase in current liabilities
Accounts payable & accrued exp	(422,913)	(115,096)
Advances from customer	(7,638)	48,602
Tax payables	1,031,302	(473)
Other payables	(29,234)	346,549

Net cash provided by operating activities	2,689,314	2,709,542

Cash flows from investing activities
Acquisition of plant, property, and equipment	(2,336)	(3,771)
Increase in long-term prepaid expense	(3,074,581)	(3,046,707)
Net cash used in investing activities	(3,076,917)	(3,050,477)

Cash flows from financing activities
Due to related parties	471,016	(79,647)
Short term loan	-	399,362
Net cash provided by (used in) financing activities	471,016	319,716

Effect of exchange rate change on cash and cash equivalents	(668)	22,329

Net increase in cash and cash equivalents	82,745	1,110

Cash and cash equivalents, beginning balance	544,860	443,046
Cash and cash equivalents, ending balance	$627,605	$444,156

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